Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

February 9, 2021

Seneca Biopharma, Inc.

20271 Goldenrod Lane, Suite 2024

Germantown, MD 20876

Ladies and Gentlemen:

We have represented Seneca Biopharma, Inc., a Delaware Corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-4 (No. 333-251659) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 56,268,023 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which includes: (a) up to 4,529,438 shares of the Company’s common stock issuable upon the exercise of certain options and warrants (the “Warrants Shares”), (b) 4,279,723 shares of Common Stock to issuable upon the exercise of warrants issued as part of the pre-merger bridge financing (“Bridge Warrants”) and (c) 22,468,545 shares of Common Stock to be held in escrow pursuant to the terms of the pre-merger equity financing (“Escrow Shares”), to be issued (i) upon consummation of and/or (ii) following the merger (the “Merger”) of Townsgate Merger Sub 1, Inc., a Delaware corporation, and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Leading BioSciences, Inc., a Delaware corporation (“LBS”), with LBS surviving the merger as a wholly owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of December 16, 2020, by and among the Company, Merger Sub, and LBS (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement in the form filed with the Commission, the Merger Agreement, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have also assumed that prior to the issuance of any of the Shares, the Company’s Amended and Restated Certificate of Incorporation will be amended to effect a reverse stock split (the “Reverse Stock Split”) of between 1-for-5 to 1-for-12 as provided in the Registration Statement.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

In rendering this opinion, we have assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived, all approvals for the issuance of the Shares referred to in the Registration Statement have become effective and that no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to effectiveness of the Merger Agreement, other than as expressly permitted by the Merger Agreement.

SILVESTRE LAW GROUP, P.C.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when the Registration Statement has been declared effective and the Shares have been issued and paid for in the manner contemplated by, and upon the terms and conditions set forth in the Registration Statement, the Merger Agreement, Warrant Shares, Bridge Shares and Escrow Shares, as applicable, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus/information statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

Silvestre Law Group, P.C.

By:	/s/ Raul Silvestre
Raul Silvestre